Exhibit (a)(1)(C)

Application form regarding the public offer from Asahi Kasei to shareholders in Calliditas Therapeutics AB (publ)

Acceptance period: 18 July—30 August 2024

The notification must be received by SEB Issues (“SEB”) no later than on 30 August 2024.

Asahi Kasei Corporation (“Asahi Kasei”) offers the shareholders of Calliditas Therapeutics AB (publ) (“Calliditas”) SEK 208 in cash for each share in Calliditas through the public offer that Asahi Kasei announced on 28 May 2024 (the “Offer”). If Calliditas distributes dividends or makes any other value transfer prior to the settlement of the Offer, Asahi Kasei will reduce the Offer consideration accordingly. The offer document regarding the Offer (the “Offer Document”) is available on Asahi Kasei’s website, www.asahi-ksdasei.com/announcement/01.html. If you are a U.S. holder of shares, you should read the Offer to Purchase filed by Asahi Kasei dated 18 July, 2024 (the “U.S. Offer Document”) which is available on the SEC’s website at www.sec.gov.

Please note that this application form only concerns holders of shares in Calliditas, and accordingly it does not concern holders of American Depositary Shares in Calliditas.

Acceptance of the Offer may, instead of submitting this form, be made digitally via https://corporate-events.seb.se. Such digital acceptance must be completed no later than on 30 August 2024. If notification is made digitally, this acceptance form must not be submitted.

I/we hereby tender, in accordance with the terms and conditions set out in the Offer Document and/or U.S. Offer Document, as applicable, the following shares in Calliditas:

number of shares in Calliditas, that are registered on a VP/service account: _____________________

If the above number of shares in Calliditas is incorrect, please cross out the pre-printed number and change to the correct number. Otherwise, no additions or changes may be made to the pre-printed text on the application form. The application should be sent in the enclosed envelope.

If the above stated securities account is a so-called “omläggningskonto”, you must contact your bank as soon as possible to have it re-registered.

The proceeds will be paid to the yield account connected to the shareholder’s securities account. If there is no yield account or the account is a bankgiro or plusgiro account, the payment is made according to the instructions on the contract note.

If the shares are pledged, the application form must also be completed and signed by the pledgee. Incomplete or incorrect notification may be disregarded.

Conditions for completion of the Offer are set out in the Offer Document. For complete terms and conditions, please refer to the Offer Document.

By signing this application form, I/we hereby accept the Offer and tender the above number of shares in Calliditas to Asahi Kasei and authorize SEB to take such measures on my behalf/our behalf as SEB deems necessary to execute the transfer in accordance with the terms and conditions set out in the Offer Document. Furthermore, it is confirmed that I/we have read the Offer Document and what is stated in this application form under “Important information”.

Shareholder details		Information on the pledgee
The address for the contract note is retrieved from Euroclear Sweden		(if applicable)
Personal number/organisation number	Daytime telephone	Personal number/organisation number	Daytime telephone
Name		Name/Company
Place	Date	Postal delivery address (street, P.O. box, etc.)

Signature of shareholders (if applicable, representative/guardian)		Postal number	City

Individual		Place	Date
If you have citizenship in addition to Swedish citizenship, please state this below.
I am a citizen of:
Please enter NID*:		Signature of pledgee
Legal person
Please enter your LEI code**:		NB! If you are a representative, please fill in the information on page 2.
NB! See restrictions on excluded jurisdictions on the back cover.

Details of the representative

(if applicable)

Personal number/organisation number	Daytime telephone
Name/Company
Postal delivery address (street, P.O. box, etc.)
Postal number	Postal city

Place	Date

Signature of the representative

IMPORTANT INFORMATION

The Offer is not being made to (and acceptance forms will not be accepted from or on behalf of) persons domiciled in Australia, Canada, Hong Kong, Japan, New Zealand, South Africa, or whose participation in the Offer requires that additional offer documents are prepared or registrations effected or that any other measures are taken in addition to those required under Swedish law (including Nasdaq Stockholm’s Takeover Rules), unless an exemption applies.

This application form and any other documentation related to the Offer (including copies of such documentation) must not be mailed or otherwise distributed, forwarded or sent in or into any jurisdiction (including, without limitation, Australia, Canada, Hong Kong, Japan, New Zealand or South Africa) in which the distribution of this application form or the Offer would require any additional measures to be taken or would be in conflict with any laws or regulation in any such jurisdiction. Persons who receive this application form (including, without limitation, banks, brokers, dealers, nominees, trustees and custodians) and are subject to the laws or regulations of any such jurisdiction will need to inform themselves about, and observe, any applicable restrictions and requirements. Any failure to do so may constitute a violation of the securities laws or regulations of any such jurisdiction. To the extent permitted by applicable law, Asahi Kasei disclaims any responsibility or liability for any violations of any such restrictions, and Asahi Kasei reserves the right to disregard any acceptance forms whose submission constitutes a direct or indirect violation of any of these restrictions.

*       NID number requirements for natural persons

The National Client Identifier (NID) is a global identifier for individuals that is mandatory in securities transactions. If you only have Swedish citizenship, your NID number consists of the designation “SE” followed by your personal identity number. If you have more than one or something other than Swedish citizenship, your NID number can be some other type of number. For more information on how to obtain NID numbers, please contact your bank branch. Remember to find out your NID number well in advance as the number needs to be stated on the application form.

**     LEI code requirements for legal entities

Legal Entity Identifier (LEI) is a global identifier for legal entities that is mandatory in securities transactions. Remember to apply for registration of an LEI code with sufficient time if it is not held as the code needs to be stated on the application form. More information about the LEI requirements can be found on the Swedish Financial Supervisory Authority’s website www.fi.se.

Information on the processing of personal data

Those who accept the Offer will provide personal data to SEB. Personal data provided to SEB will be processed in computer systems to the extent necessary to administer the Offer. Personal data obtained from sources other than the customer may also be processed. Information regarding the processing of personal data can be obtained from SEB’s offices, which also accept requests for correction of personal data. Personal data may also be processed in the computer systems of companies with which SEB cooperates. The address details may be obtained by SEB through an automated procedure performed by Euroclear.

Other information

SEB Issues will perform certain administrative services in relation to the Offer. This does not in itself mean that a person who accepts the Offer (“Participant”) is considered a customer of SEB. Upon acceptance of the Offer, the Participant is considered a customer only if SEB has advised the Participant. If the Participant is not regarded as a customer, the rules on investor protection in the Securities Market Act (2007:528) do not apply to the participant’s acceptance. This means, among other things, that neither so-called customer categorization nor so-called suitability assessment will take place with regards to the Offer.

The participant is therefore solely responsible for ensuring that he/she has sufficient experience and knowledge to understand the risks associated with the Offer.